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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2000 relating to the statement of assets acquired and liabilities assumed as of June 30, 1999 and the related statement of net sales and direct costs and operating expenses for the year then ended of Access Network Electronics Business of Tyco Electronics Corporation, included in the Terayon Communication Systems, Inc. Current Report on Form 8-K/A dated June 29, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
August 23, 2000